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                                                                    EXHIBIT 10.6


                   NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
                       UNDER THE 1989 STOCK INCENTIVE PLAN

                                  July 27, 2000

[Name]

         The 1989 Stock Incentive Plan, as amended (the "Plan"), is a stock-based incentive compensation plan for officers and key employees of Delta Air Lines, Inc. (the "Company") and its Subsidiaries. The Plan is administered by the Personnel & Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee has selected you to receive an award of a Non-Qualified Stock Option under Section 5 of the Plan, effective as of July 27, 2000, and has requested me, on behalf of the Company, to provide this Agreement to you.

         In consideration of the mutual covenants herein contained and for other good and valuable consideration, the Company and you, as an employee of the Company or one or more of its Subsidiaries, hereby agree as follows:

1. Grant of Award; Acknowledgments; Capitalized Terms. The Company hereby grants to you a Non-Qualified Stock Option ("Stock Option") covering XX,XXX shares (the "Option Shares") of Stock, as defined in the Plan, a copy of which has been provided to you. This award is in all respects made subject to the terms and conditions of the Plan and, in the event of any conflict between the Plan and this Agreement, the Plan shall control. You acknowledge that you (a) have had a full and adequate opportunity to read this Agreement and the Plan;
(b) agree to all of the terms and conditions thereof for yourself, any designated beneficiary and your heirs, executors, administrators or personal representatives; and (c) have received, and had a full and adequate opportunity to read, the Prospectus relating to the Plan. Capitalized terms which are used but not defined in this Agreement shall have the meanings set forth in the Plan.

2. Option Price. The Option Price of the Stock Option covered by this award shall be $52.7500, the closing price of the Stock on the New York Stock Exchange on July 27, 2000, the date of this award.

3. Exercise Period - General Rule. Subject to the terms and conditions of the Plan and this Agreement, the Stock Option (a) shall become exercisable with respect to 25% of the Option Shares on each of July 27, 2001, 2002, 2003 and 2004; and (b) shall be exercisable through and including July 26, 2010.

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  This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


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4.       Special Rules Regarding Stock Option Exercise Period. The Stock Option
exercise period set forth in Paragraph 3 of this Agreement is subject to the following terms and conditions (which shall apply in lieu of the provisions of Section 10 of the Plan):

         a. Termination of Employment Because of Retirement or Disability. If your employment with the Company terminates due to Retirement or Disability, the Stock Option (whether or not then exercisable under Paragraph 3 of this Agreement) may be exercised, in whole or in part, to the extent not previously exercised, forfeited, revoked or modified, only during the period (i) beginning on the later of (A) July 27, 2001 or (B) the date your employment with the Company terminates due to Retirement or Disability; and (ii) ending on and including the earlier of (A) July 26, 2010 or (B) the third anniversary of the date your employment with the Company terminates due to Retirement or Disability.

         b. Termination of Employment Because of Death. If you die while employed by the Company, the Stock Option (whether or not then exercisable under Paragraph 3 of this Agreement) may be exercised, in whole or in part, to the extent not previously exercised, forfeited, revoked or modified, only during the period (i) beginning on the date of your death; and (ii) ending on and including the earlier of (A) July 26, 2010 or (B) the third anniversary of the date of your death.

         c. Death After Termination of Employment Because of Retirement or Disability. If you die after your employment with the Company terminates due to Retirement or Disability, the Stock Option (whether or not then exercisable under Paragraph 4(a) of this Agreement) may be exercised, in whole or in part, to the extent not previously exercised, forfeited, revoked or modified, only during the period (i) beginning on the date of your death; and (ii) ending on and including the earlier of (A) July 26, 2010 or (B) the third anniversary of the date your employment with the Company terminates due to Retirement or Disability.

         d. Termination of Employment for Reasons Other than Retirement, Disability or Death. If your employment with the Company terminates for any reason other than Retirement, Disability or death, the Stock Option (whether or not then exercisable under Paragraph 3 of this Agreement), to the extent not previously exercised, shall be forfeited at the time of such termination of employment.

         e. Definition of Retirement. For purposes of Paragraphs 4 and 8 of this Agreement, "Retirement" means retirement from employment with the Company or any of its Subsidiaries pursuant to the qualified defined benefit retirement plan of such entity applicable to you. If you are an Employee of a Subsidiary of the Company which does not have in effect a qualified defined benefit retirement plan at the time you cease employment with such Subsidiary (other than cessation of employment due to death, Disability, or transfer to the Company or any of its other Subsidiaries), Retirement from such Subsidiary shall mean your cessation of employment with that Subsidiary at or after age 55.


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         f.       Definitions. For purposes of Paragraphs 4 and 8 of this
Agreement, (i) employment with the Company includes employment with any Subsidiary of the Company; and (ii) termination of employment with the Company means you are no longer an employee of the Company or any of its Subsidiaries.

5. Stock Option Exercise Procedures. Subject to the terms and conditions of the Plan and this Agreement, you (or, pursuant to Paragraph 7 of this Agreement, a party acting on your behalf after your death) may exercise the Stock Option in whole or, from time to time, in part pursuant to the procedures described in the Prospectus relating to the Plan or as otherwise specified by the Company from time to time. Payment of the full purchase price of the shares of Stock covered by the exercise shall be made in the manner prescribed by the Committee from time to time. If the Committee, in its sole discretion, shall determine that it is appropriate to do so, such payment may be made in whole or in part by tender of shares of unrestricted Stock, as set forth in Section 5 of the Plan, subject to such requirements or procedures as the Committee may specify.

6. Tax Withholding. The Company may in its sole discretion withhold from the shares of Stock issued to you a sufficient number of shares of Stock based on its fair market value on the date of exercise to cover any amounts which the Company is required to withhold to comply with withholding requirements of federal, state, local or foreign tax laws, rules or regulations. The fair market value for purposes of the second sentence of this paragraph shall be as determined by the Committee.

7. Restrictions on Transferability. The Stock Option is not transferable otherwise than by will, by the laws of descent and distribution, or by a written designation referred to in Section 10(c) of the Plan, and is exercisable during your lifetime only by you. In the event that the Stock Option is to be exercised by any person other than you, the written notice referred to in Paragraph 5 of this Agreement shall be accompanied by appropriate proof of the right of such person to exercise the Stock Option.

8. Forfeiture, Revocation or Modification of Award. In addition to Paragraph 4(d) of this Agreement (and in lieu of the provisions of Section 10 of the Plan), the Stock Option shall be subject to forfeiture, revocation or modification as follows:

         a. Non-Competition Agreement After Early Retirement. If your employment with the Company terminates due to Retirement prior to age 65, if you are not then on the pilot seniority list of the Company or any of its Subsidiaries, or age 60, if you are then on such a seniority list, and, within two years after such Retirement and without the Committee's approval, you directly or indirectly provide management or executive services (whether as a consultant, advisor, officer or director) to any Person who is in direct and substantial competition with the air transportation business of the Company or its Subsidiaries, the Stock Option (whether or not then exercisable under Paragraph 4(a) of this Agreement) shall be forfeited at the time you first provide such management or executive services. Because of the broad and extensive scope of the Company's air transportation business, you acknowledge that the restrictions in this paragraph are intended to extend to management or executive services which are directly related to the


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provision of air transportation services into, within or from the United States, as no smaller geographical restriction will adequately protect the legitimate business interests of the Company.

         b. Demotion. If, prior to July 27, 2004, you voluntarily suggest and then accept a demotion, or are involuntarily demoted, to a position with the Company or any of its Subsidiaries involving lesser responsibilities than those of the job held by you on July 27, 2000, the Committee may in its sole discretion, not later than six months from the date of the demotion, revoke or modify the Stock Option in any manner it deems appropriate under the circumstances. The Committee will determine in its sole discretion what constitutes a demotion to a job involving lesser responsibilities under this paragraph.

9. Federal Securities Law; Company Policies. You acknowledge that the federal securities laws and/or the Company's policies regarding trading in its securities may limit or restrict your right to buy or sell shares of Stock, including, without limitation, sales of Stock to exercise the Stock Option or sales of Stock acquired pursuant to the exercise of the Stock Option. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

10.      Miscellaneous

         a. Authority of the Committee. The Committee has the sole and complete authority to construe and interpret the Plan and this Agreement. All determinations of the Committee shall be final and conclusive for all purposes and upon all persons. The Committee shall be under no obligation to construe this Agreement or treat the Stock Option in a manner consistent with the treatment provided with respect to other Stock Options or Participants.

         b. No Rights as Shareholder. You will not have any rights to dividends nor any other rights of a shareholder with respect to the Option Shares until the Option Shares have been issued following a valid exercise of the Stock Option.

         c. Entire Agreement. Subject to any written executive retention protection agreement, if any, entered into between and executed by you and the Company, this Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement may not be amended except by a writing signed by the parties.

         This Agreement has been prepared in duplicate. Please note your acceptance in the space provided therefor and return one original to the Vice President - Global Rewards & Recognition (Dept. 959-ATG) for the Company's records.


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         IN WITNESS WHEREOF, the Company, acting through the Committee, and you have executed this Agreement, all as of the date first written above.

                              DELTA AIR LINES, INC.


                              By:
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                                   Leo F. Mullin
                                   Chairman of the Board and
                                   Chief Executive Officer

                              PARTICIPANT


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